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EXHIBIT 15

    September 14, 2001

Ross Stores, Inc.
Newark, California

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three-month and six-month periods ended August 4, 2001, and July 29, 2000, as indicated in our reports dated August 23, 2001, and August 18, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended August 4, 2001, and July 29, 2000, are incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988 and 333-51478 of Ross Stores, Inc. on Form S-8.

    We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ Deloitte & Touche LLP
San Francisco, California

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  EXHIBIT 15